Exhibit 3.2
CERTIFICATE OF CONVERSION
CONVERTING
ELLINGTON CREDIT COMPANY
a Maryland real estate investment trust
to
ELLINGTON CREDIT COMPANY
a Delaware statutory trust
This Certificate of Conversion is being filed for the purpose of converting Ellington Credit Company, a Maryland real estate investment trust (the “Converting Entity”), to a Delaware statutory trust to be named “Ellington Credit Company” (the “Trust”), pursuant to Section 3820 of the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq. (the “Trust Act”).
The undersigned, being duly authorized to execute and file this Certificate of Conversion, does hereby certify for and on behalf of the Converting Entity that:
1.Date and Jurisdiction of Formation. The date on which, and the jurisdiction where, the Converting Entity was first created, formed or otherwise came into being are as follows:

Date	Jurisdiction
August 2, 2012	Maryland
2.Name and Type of Converting Entity. The name of the Converting Entity immediately prior to the filing of this Certificate of Conversion was “Ellington Credit Company”. The Converting Entity was a Maryland real estate investment trust immediately prior to the filing of this Certificate of Conversion.
3.Name of Trust. The name of the Delaware statutory trust to which the Converting Entity has been converted, as set forth in the Certificate of Trust of the Trust filed in accordance with Section 3820(a) of the Trust Act, is “Ellington Credit Company”.
4.Effective Time and Date. This Certificate of Conversion shall be effective at 6:00 a.m. (Eastern Time) on April 1, 2025.

[Signatures on next page]

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Conversion.

ELLINGTON CREDIT COMPANY, a
A Maryland real estate investment trust

By:	/s/ Laurence E. Penn
Name: Laurence E. Penn
Title: President